EXHIBIT A

3DP, LLC
CODE OF ETHICS

Effective December 2013

I. OVERVIEW

The Code of Ethics (the "Code") is designed to reinforce 3DP's ("3DP" or the "Adviser") reputation for integrity by avoiding even the appearance of impropriety in the conduct of the firm's business. The Code sets forth procedures and limitations which govern the personal securities transactions of every 3DP employee.

3DP and its employees ("Supervised Persons") are subject to certain laws and regulations governing personal securities trading. The firm has developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that "ignorance of the law" is not a defense. Employees may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.

Each employee upon hire and annually thereafter is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by all applicable policies and procedures (Exhibit C). Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to, disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Adviser's Chief Compliance Officer ("CCO").

General Principles

Each 3DP employee is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

•Each employee has a duty at all times to place the interests of the 3D Printing Fund (the "Fund"), a series of Outlook Funds Trust, first;

•All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the employee's position of trust and responsibility; and

•No employee should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to the Fund.

Reporting Code of Ethics Violations

It is the obligation of each Access Person to report promptly any violation of the Code to the CCO. Violations of the Code include, but are not limited to, noncompliance with applicable laws and regulations and fraud or illegal acts involving any aspect of the Adviser's business that is harmful to the Fund's shareholders. The report of a Code violation may be submitted anonymously and will be treated as confidential. Retaliation against an individual who reports a violation is prohibited and in itself constitutes a violation of the Code.

II. APPLICABILITY

All Supervised Persons of the Adviser, including full-time, part-time, benefited and non-benefited, and exempt and non-exempt employees, directors, officers and partners, and long-term on-site contractors and consultants, will be considered Access Persons under the Code.

Family Members and Related Parties

The Code applies to all accounts in which an Access Person has a beneficial interest, which includes accounts of the Access Person, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative, person or entity, provided that the Access Person has some direct or indirect influence or control over the account.

Investment Clubs

An employee who is a member of an investment club is subject to the pre-clearance and reporting requirements of the Code with respect to the transactions of the investment club. Additionally, memberships in investment clubs will require prior approval of the CCO.

III. KEY DEFINITIONS

Access Person

An "Access Person" is any director, officer or partner of the Adviser and any Supervised Person including full-time, part-time, benefited and non-benefited, and exempt and non-exempt employees, directors, officers and partners, and long-term on-site contractors and consultants.

Beneficial Ownership

"Beneficial Ownership" includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect "pecuniary" or financial interest in a security. For example, an individual has an indirect pecuniary interest in any security owned by the individual's spouse. Beneficial ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing "voting power" or "investment power" as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Reportable Securities

"Reportable Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

IV. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Access Persons must request and receive pre-clearance prior to engaging in the purchase or sale of a Reportable Security. All pre-clearance requests will be made by submitting a Pre-Trade Authorization Form to the CCO or his designee.

Initial Public Offerings ("IPOs"), Private Placements and Secondary Offerings

Securities purchased through an IPO or secondary or private offering must be pre-cleared. Private placements include certain co-operative investments in real estate, commingled investment vehicles, such as hedge funds, and investments in family-owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Pre-clearance approval is only good until the end of the business day following the day on which pre-clearance was granted. "Good-till-cancelled" orders are not permitted. "Limit" orders must receive pre-clearance every day the order is open.

Securities Exempt from Pre-Clearance Requirements

Pre-clearance is not required for the following securities:

(i) Direct obligations of the government of the United States or any other sovereign country or supra-national agency;

(ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by unaffiliated open-end mutual funds.

Transactions Exempt from Pre-Clearance Requirements

Pre-clearance is not required for the following transactions:

•Transactions made in an account where the employee, pursuant to a valid legal instrument, has given full investment discretion to an unaffiliated/unrelated third party;

•Automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner (the initial selection requires pre-clearance);

•Investments in dividend reinvestment plans;

•Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities;

•Transactions in Employee Stock Ownership Programs ("ESOPs); and,

•Securities received via a gift or inheritance.

V. TRADING RESTRICTIONS

Black Out Period

Access Persons may not trade in a security on any day that a Fund has a pending buy or sell order in the same security.

Short-Term Trading and Other Restrictions

•Short-Term Trading. Access Persons are prohibited from the purchase and sale or sale and purchase of the same security if the security is subject to pre-clearance requirements within thirty (30) calendar days. This restriction does not apply if the transaction results in a loss. The 30 calendar days will be calculated from the date of the most recent transaction and does not include trade date. Any profit realized from a trade in violation of this provision shall be donated to a charitable organization.

•Excessive Trading. While active personal trading may not in and of itself raise issues under applicable laws and regulations, the Adviser believes that a very high volume of personal trading can be time consuming and increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and will be monitored by the CCO.

•Front Running. Access Persons may not engage in "front running," which is the purchase or sale of securities for their own accounts on the basis of their knowledge of 3DP's trading activity or plans.

•Material Non-Public Information. Access Persons possessing material non-public information regarding any issuer of securities must refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material.

VI. REPORTING REQUIREMENTS

Initial Holdings Reports

Within ten (10) calendar days of being hired by 3DP, each Access Person must provide the CCO with a statement of all securities holdings and brokerage accounts. Specifically, each employee must provide the following information on the Initial Holdings Report:

•The title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security in which the employee has any direct or indirect beneficial ownership when the person became an Access Person;

•The name of any broker, dealer or bank with whom the employee maintains an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an Access Person; and

•The date the report is submitted by the Access Person.

The information on the initial holdings report must be current as of a date not more than forty-five (45) days prior to the individual becoming an Access Person.

Duplicate Statements and Confirmations

Access Persons must instruct his/her broker-dealer, trust account manager or other entity through which he/she has a securities trading account to send directly to the CCO:

•Trade confirmations summarizing each transaction; and

•Periodic statements.

This requirement applies to all accounts in which an Access Person has direct or indirect Beneficial Ownership.

Quarterly Transaction Reports

Each Access Person is required to submit quarterly a transaction report within thirty (30) calendar days of each calendar quarter-end. A Quarterly Transaction Report will be provided to each Access Person on a quarterly basis.

The following information must be included on the Quarterly Transaction Report:

•The date of the transaction, the title, the exchange ticker symbol ticker or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

•The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);

•The price of the Security at which the transaction was effected;

•The name of the broker, dealer or bank with or through which transaction was effected; and

•The date that the report is submitted by the employee.

New Accounts Established During the Quarter

With respect to any account established by the employee in which Reportable Securities were held during the quarter for the direct or indirect benefit of an Access Person, the Access Person must indicate on the Quarterly Transaction Report:

•The name of the broker, dealer, or bank with whom the employee established the account;

•The account number; and

•The date the account was established.

Annual Holdings Reports

Each Access Person is required to submit annually a list of holdings of Reportable Securities which is current as of a date no more than forty-five (45) days before the report is submitted. An Annual Holdings Report will be provided to each Access Person on an annual basis.

The following information must be included on the Annual Holdings Report:

•The title and type of the security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, principal amount of each Reportable Security in which the employee had any direct or indirect beneficial ownership;

•The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee; and

•The date that the report is submitted by the employee.

Securities Exempt from Reporting Requirements

The following securities are not subject to reporting requirements under the Code:

•Direct obligations of the government of the United States or any other sovereign country or supra-national agency;

•Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•Shares issued by unaffiliated open-end mutual funds.

Securities Exempt from Pre-Clearance But Subject to Reporting Requirements

The following securities are exempt from pre-clearance requirements, but are subject to reporting requirements under the Code:

•Holdings of exchange-traded funds;

•Securities held in 401 (k) plans that are self-directed brokerage accounts;

•Securities held in ESOPs or pension or retirement plans;

•Securities received via a gift or inheritance.

Certification of Compliance

Each Access Person is required to certify annually that they have read, understand and complied with the requirements of the Code. Access Persons must also certify that they have received, read, understand and agree to abide by any amendments to the Code, which will be distributed by the CCO from time to time.

VII. GIFTS AND ENTERTAINMENT POLICY

All Access Persons are required to follow the Adviser's Gifts and Entertainment Policy. The policy includes the following provisions:

Gifts

•Employees may not offer or accept cash or its equivalent as a gift in any amount.

•Promotional gifts, such as those that bear the logo of a company's name or that routinely are made available to the general public, generally are acceptable business gifts.

•Access Persons may not accept or give gifts with an aggregate value of greater than $100 per entity annually. In order for an employee to accept a gift above the limit, he/she must obtain prior written approval from the CCO.

•Since Financial Industry Regulatory Authority ("FINRA') rules prohibit the giving and receiving of gifts in excess of $100 per individual per year, exceptions will not be made for those persons acting in the capacity of a registered representative.

Entertainment

•Employees must avoid any excessive or disreputable entertainment that would reflect unfavorably on 3DP.

•Entertainment of a reasonable value, including customary business meals and events, may be given or received.

All gifts and entertainment given or received must be reported to the CCO quarterly.

All gifts and entertainment involving a registered representative must be reported to Foreside Distributor's compliance personnel.

Foreign Corrupt Practices Act

3DP intends to comply with the Foreign Corrupt Practices Act of 1977, which makes it unlawful for any U.S. company to bribe foreign officials in order to obtain, retain or direct business.

VIII. SERVICE AS A DIRECTOR/OUTSIDE EMPLOYMENT AND ACTIVITIES

All Access Persons are required to comply with 3DP's Conflicts from Outside Activities Policy. The policy includes the following provisions:

•Access Persons are to avoid any business activity, outside employment or professional service that competes with 3DP or conflicts with the interests of the Fund.

•Access Persons are required to obtain the approval of the Adviser's Chief Executive Officer ("CEO") before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and 3DP.

•Access Persons must not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

•Access Persons must not use 3DP resources, including computers, software, proprietary information, letterhead and other property, in connection with any employment or other activity outside 3DP.

•Access Persons must disclose to the CCO any situation that could present a conflict of interest or the appearance of a conflict with 3DP and discuss how to control the risk.

•When completing their annual certification acknowledging receipt and understanding of the Code of Ethics, Access Persons will be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without prior written approval from the CEO.

IX. INSIDE INFORMATION

Under applicable federal securities laws, all persons are prohibited from trading or recommending trading in securities on the basis of material, non-public or "inside" information. In addition, Section 206 of the Advisers Act and other laws generally make it unlawful for any employee to use for his or her personal benefit information about prospective transactions being considered for client accounts.

Material, non-public information may include any information concerning an issuer of a security or a security that has not been publicly disseminated and which a reasonable investor might consider important in deciding whether to purchase, sell or hold a security.

Examples of the types of information concerning an issuer that is likely to be deemed "material" include, but are not limited to, the following:

•Dividend increases or decreases;

•Earnings (or loss) estimates or material changes to previously released earnings (or loss) estimates;

•Significant expansion or curtailment of operations;

•Significant increase or decline in revenues;

•Significant merger or acquisition proposals or agreements, including tender offers;

•Significant new products or discoveries;

•Extraordinary borrowing;

•Major litigation;

•Liquidity problems;

•Bankruptcy;

•Extraordinary management developments;

•Purchase or sale of substantial assets; and

•Intended purchases of the Fund by investment pools.

Information is non-public when it has been identified as such when communicated or when it is received from a known or suspected inside source. Information becomes public after it has been made generally available and investors have had a chance to absorb it (which may potentially take several days).

3DP and its employees will not trade or recommend trading on the basis of material non-public information, or use such information for personal gain or benefit. 3DP employees in possession of "material non-public information" must maintain the confidentiality of such information and abstain from trading until it has been deemed publicly disclosed. No 3DP employee who may be in possession of "inside" information with respect to a security shall:

•Purchase or sell, or recommend the purchase or sale of, such security or any related security (e.g., options) for any account it advises or, if applicable, any other client;

•Purchase or sell, or recommend the purchase or sale of, such security or any related security for any account in which he/she has a beneficial interest;

•Share the information with others (i.e., tipping); or

•Selectively disclose information about client holdings.

If 3DP employees come into possession of material inside information concerning publicly-held securities, this fact must be made known promptly to the CCO and the CEO. Appropriate steps will then be taken to prevent any investment decisions being made on the basis of such information.

X. CONSEQUENCES OF NON-COMPLIANCE

If an employee fails to comply with the requirements of this Manual or any law, rule or regulation applicable to the Adviser's business, they will be subject to disciplinary action by the Adviser, which may include termination of employment. Any non-compliance or violation of law may also result in severe civil and criminal penalties.

The Adviser also reserves the right to take disciplinary action against an employee, including termination of employment, if such employee engages in conduct deemed to be immoral, unethical or illegal, whether or not such conduct constitutes a violation of this Manual or relates to the Adviser's business. The Adviser may take such action if, in its sole judgment, the Adviser believes that the employee conduct poses any reputational risk to the Adviser whatsoever.

Finally, employees must report to the CCO any known or suspected violations of the policies and procedures contained in this Manual or other activities of any employee that could be construed as a violation of any law, rule or regulation applicable to the Adviser's business. If an employee is unsure whether a violation has occurred, they should discuss the matter with the CCO. Failure to report a violation to the CCO could result in disciplinary action against any non-reporting employee, which may include termination of employment.

XI. REPORTS TO THE BOARD OF TRUSTEES

(a) No less frequently than quarterly, the Adviser will provide to the Fund's Board of Trustees a written report that describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b) No less frequently than annually, the Adviser will provide to the Fund's Board of Trustees a written report that certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

XII. RECORDKEEPING

The CCO will maintain records related to the Code of Ethics as set forth below:

1. A copy of the Code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;

2. A record of any violations of the Code and of any actions taken as a result of such violations will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an appropriate office of the Adviser;

3. A copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person who is currently or within the past five years was an Access Person;

4. A copy of each report made pursuant to this Code and brokerage statements submitted on behalf of Access Persons will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;

5. A list of all Access Persons who are required, or within the past five years have been required, to submit reports under the Code will be maintained in an easily accessible place;

6. A record of persons responsible for reviewing reports submitted pursuant to the Code;

7. A record of any decision, and the reasons supporting the decision, to pre-approve investments in Reportable Securities, IPOs and Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted; and

8. A record of any report furnished to the Fund's Board of Trustees will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser.

XIII. OVERSIGHT OF THE CODE OF ETHICS

1. The Adviser will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

2. The CCO will identify all Access Persons who are under a duty to make reports under this Code and will inform such persons of this duty. The CCO will deliver a copy of the Code annually and will distribute promptly any amendments to the Code to all Access Persons. All Access Persons are required annually to sign and acknowledge their receipt of this Code of Ethics or any amendments thereto when required.

3. Each Access Person's transactions in his/her personal accounts will be reviewed on a regular basis. Any transactions that are believed to be a violation of this Code will be reported promptly to management at the Adviser. A member of the Adviser's senior management will review the CCO's transaction reports and holdings reports.

4. The Adviser will report to the Board any violation of the Code by an Access Person and such Access Person may be called upon to explain the circumstances surrounding any non-clerical violation for evaluation by the Board.

5. The CCO has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any interests of a client. The CCO will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

6. The CCO will ensure that the Adviser's Form ADV accurately describes the pertinent provisions of the Code and includes disclosure offering to provide a copy of the Code to any client or prospective client upon request.

3DP, LLC
Code of Ethics
Quarterly Transaction Report

I hereby certify that the transactions noted below are the only securities transactions entered into during the quarter ended _____________ in which I had any direct or indirect beneficial ownership.

Date of Transaction	Title	Ticker or CUSIP	Interest Rate and Maturity Date	Number of Shares	Principal Amount	Purchase/ Sale	Price	Broker-Dealer or Bank

_______ I have no transactions to report for the quarter ended _________.

New Personal Securities Accounts

Please check the applicable statement below:

_____ During the quarter ended ___________, I have not established any new account in which securities were held during such quarter for my direct or indirect benefit.

_____ During the quarter ended ____________, I have established the following new accounts in which securities were held during

Name of Broker-Dealer or Bank	Account Number	Date Established

Signature of Access Person: ____________________________

Name: _____________________________________________

Date: __________________________

3DP, LLC
Code of Ethics
Annual Holdings Report

For the calendar year ending December 31, _______

I hereby certify that the securities listed below are the only Covered Securities in which I have a direct or indirect beneficial ownership as of the calendar year ended _______. The information is current as of a date no more than 45 days prior to the date the report was submitted.

Title	Type of Security	Ticker Symbol or CUSIP	Number of Shares	Principal Amount	Broker-Dealer or Bank

Signature of Access Person: ____________________________

Name: _____________________________________________

Date: __________________________

THIS REPORT MUST BE SUBMITTED NO LATER THAN ________DAYS AFTER THE END OF THE CALENDAR YEAR

3DP, LLC
Code of Ethics
Initial Holdings Report

I hereby certify that the securities listed below currently are the only Covered Securities in which I have a direct or indirect beneficial ownership. The information is current as of a date no more than 45 days prior to the date on which I was designated an Access Person.

Title	Type of Security	Ticker Symbol or CUSIP	Number of Shares	Principal Amount	Broker-Dealer or Bank

Acknowledgement of Receipt of Code of Ethics

I acknowledge that I have received a copy and read 3DP, LLC' Code of Ethics. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

Signature of Access Person: ____________________________

Name: _____________________________________________

Date: __________________________

THIS REPORT MUST BE SUBMITTED NO LATER THAN 10 DAYS AFTER
YOU ARE DESIGNATED AN ACCESS PERSON

3DP, LLC (the "Adviser")
Annual Code of Ethics Certification
Calendar Year Ended ________

Please certify to the following and note any exceptions at the bottom of this form:

•I have reported all accounts in which I have a beneficial interest.

•For each of the applicable accounts, I have instructed the broker/custodian to provide duplicate confirmations and statements to the Adviser.

•I have made all the reports required by the Adviser's Code of Ethics and each of those reports was accurate and complete.

•I have not received or given any gifts of more than de minimis value from or to any individual, company or organization that does business or seeks to do business with the Adviser. For purposes of the Code, "de minimis value" is defined as $100 in the aggregate annually per entity. Entertainment given or received was of a reasonable value.

•I have provided and explained 3DP, LLC's Code of Ethics to all family members in my household.

•I have received, read, and understand 3DP, LLC's Code of Ethics and will continue to comply with all requirements set forth in the Code of Ethics.

Signature of Access Person: ____________________________

Name: _____________________________________________

Date: __________________________

THIS CERTIFICATION MUST BE SUBMITTED NO LATER THAN ________DAYS AFTER THE END OF THE CALENDAR YEAR